Exhibit 2.3

PERFECT MOMENT LTD.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

8.00% SERIES A CONVERTIBLE CUMULATIVE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

PERFECT MOMENT LTD., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Sections 141(c) and 151 of the DGCL, the following resolution was duly adopted the Board of Directors of the Corporation, which resolution remains in full force and effect on the date hereof:

RESOLVED, pursuant to authority expressly set forth in the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the issuance of a series of preferred stock designated as the 8.00% Series A Convertible Cumulative Preferred Stock, par value $0.0001 per share, of the Corporation is hereby authorized and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and the Certificate of Designation of Preferences, Rights and Limitations of 8.00% Series A Convertible Cumulative Preferred Stock is hereby approved as follows:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Accruing Dividends” means, as of any date, with respect to any share of Series A Preferred Stock, all dividends that have accrued on such share, whether or not declared, but that have not, as of such date, been paid (or not yet accreted).

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act of 1933. For the avoidance of doubt, with respect to any Holder that is an investment fund or other investment vehicle, such Holder shall be deemed not to be an Affiliate of (i) any portfolio company of such Holder or its Affiliates or (ii) any limited partner of any such Holder or its Affiliates.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of Delaware are authorized or required by law or other governmental action to close.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified into.

“Conversion Date” means the date on which the Series A Preferred Stock is converted pursuant to Section 6.

“Conversion Ratio” means one (1) shares of Common Stock for each share of Series A Preferred Stock, subject to adjustment as provided herein.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.

“Deemed Liquidation Event” means (a) a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

“DGCL” shall mean the Delaware General Corporation Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means any holder of Series A Preferred Stock.

“Issuance Date” means on or after _________, 2024.

“Liquidation” shall have the meaning set forth in Section 4.

“Liquidation Preference” shall have the meaning set forth in Section 4.

“Original Per Share Price” means $[●] per share.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Requisite Holders” means Holders of a majority of the then outstanding shares of Series A Preferred Stock, voting together as a single class.

“Series A Preferred Stock” shall have the meaning set forth in Section 2.

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the applicable

“Trading Day” means a day on which the Common Stock is traded for any period on a principal securities exchange or if the Common Stock is not traded on a principal securities exchange, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.

“Trading Market” means whichever of the NASDAQ Capital Market, the NASDAQ Global Select Market, the NASDAQ Global Market, the New York Stock Exchange, NYSE American or a trading tier of OTC Markets Group, Inc. on which the Common Stock is listed or quoted for trading on the date in question.

Section 2. Designation, Amount and Par Value.

(a) This series of preferred stock shall be designated as the 8.00% Series A Convertible Cumulative Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”). The Series A Preferred Stock shall be perpetual, subject to the provisions of Sections 5 and 8 hereof, and the authorized number of shares of the Series A Preferred Stock shall be [●] shares. The number of shares of Series A Preferred Stock may be increased from time to time pursuant to the provisions of Section 10(c) hereof and any such additional shares of Series A Preferred Stock shall form a single series with the Series A Preferred Stock. Each share of Series A Preferred Stock shall have the same designations, rights, preferences, powers, restrictions and limitations as every other share of Series A Preferred Stock.

(b) The Corporation shall register shares of the Series A Preferred Stock, upon records to be maintained by the Corporation’s transfer agent for that purpose (the “Series A Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation and its transfer agent may deem and treat the registered Holder of shares of Series A Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. Shares of Series A Preferred Stock may be issued solely in book-entry form. The Corporation or its transfer agent shall register the transfer of any shares of Series A Preferred Stock in the Series A Preferred Stock Register, upon surrender of the shares of Series A Preferred Stock evidencing such shares to be transferred, to the Corporation’s transfer agent. Upon any such registration or transfer, a new or book-entry notation evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee and a new book-entry notation evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within two Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

Section 3. Dividends.

(a) Dividends on all issued and outstanding shares of Series A Preferred Stock will be cumulative, and Holders of the Series A Preferred Stock will be entitled to receive such cumulative dividends in the amount of will be entitled to receive cumulative dividends in the amount of $[●] per share each quarter or $[●] per year, which is equivalent to the annual rate of eight percent (8.00%) of the $[●] liquidation preference per share described in Section 4 hereof (the “Accruing Dividends”). Dividends on shares of the Corporation’s Series A Preferred Stock will continue to accrue even if any of the Corporation’s agreements prohibit the current payment of dividends, or the Corporation does not have earnings. Dividends shall be paid in cash only to the extent funds are legally available. Such Accruing Dividends are to be paid quarterly (including for any partial quarters) on the last day of each quarter beginning in the quarter of the Issuance Date according to the wiring instructions provided by the Holder.

(b) Dividends on the Series A Preferred Stock shall accrue daily and be cumulative from, and including, the date of original issue and shall be payable quarterly on the 15th day of each January, April, July and October (each such payment date, a “Dividend Payment Date,” and each such quarterly period, a “Dividend Period”); provided that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that Dividend Payment Date to that next succeeding Business Day. The first dividend on the Series A Preferred Stock is scheduled to be paid on [●], 202[_] in the amount of $[●] per share of Series A Preferred Stock (which is based on the assumption of a first issue date of [●], 2024) to the persons who are the holders of record of the Series A Preferred Stock at the close of business on the corresponding record date, which will be [●], 202[_]. Any dividend payable on the Series A Preferred Stock, including dividends payable for any partial Dividend Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the Corporation’s stock records for the Series A Preferred Stock at the close of business on the applicable record date, which shall be the 1st day of each January, April, July and October, whether or not a Business Day, in which the applicable Dividend Payment Date falls (each, a “Dividend Record Date”).

(c) Unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods, no dividends (other than in shares of Common Stock or in shares of any series of preferred stock that the Corporation may issue ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment upon shares of any Junior Stock (as defined in Section 9) or Parity Stock (as defined in Section 9) the Corporation may issue, nor shall any other dividend be declared or made upon such shares of Junior Stock or Parity Stock. In addition, no shares of any Junior Stock or Parity Stock shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except as by conversion into or exchange for shares of Junior Stock the Corporation may issue).

(d) Holders of Series A Preferred Stock shall not be entitled to any dividend in excess of all accumulated accrued and unpaid dividends on the Series A Preferred Stock as described in this Section 3. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.

Section 4. Liquidation.

The liquidation preference for each share of the Corporation’s Series A Preferred Stock is $[●]. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, including a change of control transaction, or Deemed Liquidation Event (any such event, a “Liquidation”) the Holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive the liquidation preference with respect to their shares plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Liquidation Preference”).

Section 5. [Reserved]

Section 6. Conversion.

(a) Mandatory Conversion. Subject to the limitations set forth in Section 6(e), at any time after issuance upon the occurrence of any of the following events, the Corporation shall have a right to direct the mandatory conversion (the “Mandatory Conversion”) of the Series A Preferred Stock: (i) a change in control, (ii) if the closing price of the Common Stock closes at or above $3.50 per share for five (5) consecutive trading days ending and including the applicable Mandatory Conversion Notice Date (as defined below), or (iii) if the Corporation consummates a firm commitment public offering of Common Stock for gross proceeds of at least $15 million at an offering price per share equal to or greater than $[●], with each of clauses (ii) and (iii) being subject to adjustment pursuant to Section 7. The Corporation may exercise its right to require a Mandatory Conversion by delivering a written notice thereof by email, facsimile or overnight courier to the Holders of the Series A Preferred Stock (the “Mandatory Conversion Notice” and the date all of the Holders of Series A Preferred Stock received such notice is referred to as the “Mandatory Conversion Notice Date”). The Mandatory Conversion Notice shall (x) state the date on which the Mandatory Conversion shall occur (the “Mandatory Conversion Date”) which date shall not be less than five (5) calendar days nor more than twenty (20) calendar days following the Mandatory Conversion Notice Date, and (y) state the aggregate number of shares of the Series A Preferred Stock which are being converted in such Mandatory Conversion from the Holder and all of the other Holders of the Series A Preferred Stock pursuant to this Section 6(a) on the Mandatory Conversion Date. If the Corporation has elected a Mandatory Conversion, the mechanics of conversion set forth in Section 6(c)(ii) shall apply.

For purposes of this Section 6, a “Change of Control” is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred:

●	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, arrangement, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act); or

●	the consummation of any transaction or series of related transactions (including, without limitation, any merger, arrangement, amalgamation or consolidation), the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of all of the Common Stock entitled to vote generally in the election of the Corporation’s directors, measured by voting power rather than number of shares of Common Stock; and provided, that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition

(b) Conversions at Option of Holder. At any time after the original issuance date, subject to the limitations set forth in Section 6(e), a Holder may convert all, or any portion of its Series A Preferred Stock, at the Conversion Ratio, subject to adjustment pursuant to Section 7.

(c) Mechanics of Conversion.

(i) Notice of Conversion. Holders shall effect conversions by providing the Corporation and its transfer agent with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. The Notice of Conversion must specify the number of shares of the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, and the number of shares of Common Stock to be issued in respect of the conversion at issue. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the DTC participant account nominated by the Holder through DTC’s Deposit Withdrawal At Custodian system (a “DWAC Delivery”). The date on which such a conversion shall be deemed effective (an “Optional Conversion Date”, and together with the Mandatory Conversion Date, a “Conversion Date”), shall be defined as the Trading Day that the Notice of Conversion, completed and executed, is sent by facsimile or other electronic transmission to, and received during regular business hours by, the Corporation and its transfer agent. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(ii) Delivery of Electronic Issuance Upon Conversion. Not later than the earlier of (x) two (2) Trading Days and (y) the Standard Settlement Period, in each case after the applicable Conversion Date (the “Share Delivery Date”), the Corporation’s transfer agent shall (a) in the case of a DWAC Delivery (if so requested by the Holder), electronically transfer such Conversion Shares by crediting the DTC participant account nominated by the Holder through DTC’s DWAC system or (b) if the shares of Series A Preferred stock being converted have been issued in global form eligible for book-entry settlement with DTC, the Conversion Shares shall be delivered to the Holder through book-entry transfer through the facilities of DTC. If in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Corporation and its transfer agent at any time on or before its electronic receipt of such shares, as applicable, in which event the Corporation’s transfer agent shall promptly direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series A Preferred Stock unsuccessfully tendered for conversion to the Corporation.

(iii) Obligation Absolute. Subject to Holder’s right to rescind a Conversion Notice pursuant to Section 6(c)(ii) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief; provided that Holder shall not receive duplicate damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv) Compensation for Buy-In on Failure to Timely Deliver Shares Upon Conversion. If the Corporation fails to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6(c)(ii) (other than a failure caused by incorrect or incomplete information provided by Holder to the Corporation), and if after such Share Delivery Date such Holder is required to or otherwise purchases (in an open market transaction or otherwise), shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(ii). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver shares of Common Stock upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series A Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(ii).

(v) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series A Preferred Stock. Such reservation shall comply without regard to the provisions of Section 6(e). The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, non-assessable and free and clear of all liens and other encumbrances.

(vi) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Stock. All fractional shares shall be rounded down to the nearest whole shares of Common Stock.

(vii) Transfer Taxes. The issuance of book entry notations for shares of the Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such book entry notation, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such book entry notation upon conversion in a name other than that of the registered Holder(s) of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such book entry notation unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(d) Status as Stockholder. Upon each Conversion Date in which the Series A Preferred Stock converts into Common Stock: (i) the shares of Series A Preferred Stock being converted shall be deemed converted into shares of Common Stock; and (ii) the Holder’s rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive book entry notations for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series A Preferred Stock.

(e) Limitations on Conversion. Except as set forth in this Section 6(e), a Holder shall not have the right to convert any portion of the Series A Preferred Stock and such Series A Preferred Stock shall not be automatically converted, to the extent that after giving effect to such conversion, such Holder (together with such Holder’s Affiliates, any other Persons acting as a group together, and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act (such Persons, “Attribution Parties”)) would beneficially own in excess of 19.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted portion of the Series A Preferred Stock beneficially owned by such Person and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Person and its Affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. For purposes of this Section 6(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s most recent Annual Report on Form 10-K, Proxy Statement, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of a Holder, where such request indicates that it is being made pursuant to this Section 6(e), the Corporation shall within one (1) Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred Stock, by a Holder and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. Upon delivery of a written notice to the Corporation, a Holder may from time to time increase or decrease the Maximum Percentage to any other percentage as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation and (ii) any such increase or decrease will apply only to such Holder and not to any other holder of Series A Preferred Stock. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms hereof in excess of the Maximum Percentage shall not be deemed to be beneficially owned by a Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to convert Series A Preferred Stock pursuant to this Section 6(e) shall have any effect on the applicability of the provisions of this Section 6(e) with respect to any subsequent determination of whether Series A Preferred Stock may be converted. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(e) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 6(e) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations set forth in this Section 6(e) shall not apply to any conversions of the Series A Preferred that occur prior to and expressly in connection with a Deemed Liquidation Event.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while any shares of Series A Preferred Stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock with respect to the then outstanding shares of Common Stock or (ii) subdivides outstanding shares of Common Stock into a larger number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. If the Corporation, at any time while any shares of Series A Preferred Stock are outstanding, combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be one hundred thirty percent (130%) of the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation).

(b) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(c) Notice to the Holders.

(i) Adjustment to Conversion Ratio. Whenever the Conversion Ratio is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Other Notices. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of Series A Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice; and provided further, that in each case, the Corporation will only be required to provide such information to the Holder if such information shall have be made known to the public prior to or in conjunction with such notice being provided to the Holder.

Section 8. Redemption.

(a) General. Beginning on a date which is five years from the last sale of shares of Series A Preferred Stock, Unless prohibited by Delaware law governing distributions to stockholders, the Corporation may, at its option, upon not less than fifteen (15) days’ nor more than sixty (60) days’ written notice (each a “Redemption Notice”), redeem the Series A Preferred Stock, in whole or in part, by paying $3.50 per share of Series A Preferred Stock, plus any Accruing Dividends (the “Redemption Price”).

In addition to setting forth the applicable Redemption Price, the Redemption Notice shall specify the date fixed for redemption (such date, the “Redemption Date”). The Redemption Notice shall also state:

(i) the number of shares of Series A Preferred Stock held by the Holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii) the Redemption Price;

1 From and after the third anniversary of the original issuance date, the redemption price shall be equal to 175% of the unit offering price, plus any accrued and unpaid dividends to the date of redemption.

(iii) the date upon which the Holder’s right to convert such shares terminates (which shall be the date that is one Business Day immediately preceding the Redemption Date); and

(iv) for Holders of shares in certificated form, that the Holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

(c) Surrender of Certificates; Payment. On or before the Redemption Date, each Holder of shares of Series A Preferred Stock to be redeemed on the Redemption Date, unless such Holder has exercised his, her or its right to convert such shares as provided in Section 6, shall, if a Holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such Holder.

(d) Interest. If any shares of Series A Preferred Stock are not redeemed for any reason on the Redemption Date, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Redemption Price applicable to such unredeemed shares at an aggregate per annum rate equal to 10% (increased by one percent (1%) each month following the Redemption Date until the Redemption Price, and any interest thereon, is paid in full), with such interest to accrue daily in arrears and be compounded annually; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”), provided, however, that the Corporation shall take all such actions as may be necessary, including without limitation, making any applicable governmental filings, to cause the Maximum Permitted Rate to be the highest possible rate. In the event any provision hereof would result in the rate of interest payable hereunder being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the Redemption Date to the extent permitted by law.

(e) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price (including any accrued and unpaid interest as provided in Section 8(d) above) payable upon redemption of the shares of Series A Preferred Stock to be redeemed on the Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the Holders to receive the Redemption Price (plus accrued and unpaid interest as provided in Section 8(d) above) upon surrender of any such certificate or certificates therefor.

Section 9. Ranking. The Series A Preferred Stock will rank: (i) senior to all of the Corporation’s common stock, including the Common Stock, and any other equity securities that the Corporation may issue in the future, the terms of which specifically provide that such equity securities rank junior to the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (“Junior Stock”); (ii) equal to any shares of equity securities that the Corporation may issue in the future, the terms of which specifically provide that such equity securities rank on par with the Series A Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (“Parity Stock”); (iii) junior to all of the Corporation’s existing and future indebtedness.

Section 10. Voting Rights. Except as otherwise provided herein or as otherwise required by the DGCL, the holders of Preferred Shares shall have no voting rights. In any matter in which the Series A Preferred Stock may vote (as expressly provided herein, or as may be required by law), each share of Series A Preferred Stock shall be entitled to one vote.

The Board reserves the right from time to time to increase (but not in excess of the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of Series A Preferred Stock then outstanding) the number of shares that constitute the Series A Preferred Stock by further resolution adopted by the Board or a duly authorized committee of the Board and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as the case may be, has been so authorized and in other respects to amend this Certificate within the limitations provided by law, this resolution and the Sixth Amended Certificate of Incorporation.

Section 11. Miscellaneous.

(a) Sinking Fund. The Series A Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

(b) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Holders of a majority of the shares of Series A Preferred Stock then outstanding, unless a higher percentage is required by the DGCL, in which case the written consent of the Holders of not less than such higher percentage shall be required.

(c) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(d) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(e) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(f) Status of Converted Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

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IN WITNESS WHEREOF, Perfect Moment Ltd. has caused this Certificate of Designation of Preferences, Rights and Limitations of 8.00% Series A Convertible Cumulative Preferred Stock to be executed by its duly authorized officer this ______ day of ______, 2024.

By:

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION]

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER
IN ORDER TO CONVERT SHARES OF SERIES A PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series A Preferred Stock indicated below, represented by stock certificate No(s). (the “Preferred Stock Certificates”), into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Perfect Moment Ltd. a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of 8.00% Series A Convertible Cumulative Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Delaware Secretary of State on [●], 2024.

The undersigned Holder’s right to convert the shares of Series A Preferred Stock is subject to the Maximum Percentage described in Section 6(e) of the Certificate of Designation. Therefore, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with any Attribution Parties), including the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock subject to this Notice of Conversion, but excluding (i) conversion of the remaining, unconverted portion of the Series A Preferred Stock beneficially owned by such Person and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Person and its Affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein, is [19.99]%.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series A Preferred Stock owned prior to Conversion:

Number of shares of Series A Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Address for delivery of physical certificates:

Or

for DWAC Delivery:

DWAC Instructions:

Broker no:

Account no:

HOLDER

By:

Name:

Title:

Date: